Exhibit 99.1

5 New Authorized Dealers Signed by AITX’s Subsidiary Robotic Assistance Devices

Detroit, Michigan, December 14, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced the signing of 5 new authorized dealers.

“RAD’s dealer channel continues to attract the most forward-looking and innovative market disruptors, just like RAD,” said Troy McCanna, Senior VP of Revenue Operations at RAD. “We’ve now got the broad national and tight regional coverage we could ask for. What we need to do now is to help pour fuel on their fire and greatly expand their business opportunities.”

Headquartered in Downers Grove, Illinois, with offices in Chicago’s River North neighborhood, Springfield and Michigan, P4 Security Solutions (P4S) and P4 Protective Services (P4P) are sister companies that provide full-service integrated guarding, remote monitoring, Off-Duty Police Services, Executive Protection, Corporate Risk Management training, and consultation. P4 provides best-in-class security solutions to a range of vertical markets in different industries and is the fastest-growing, privately held security firm in the nation.

Vista International Security, headquartered in Southfield, Michigan services the nation with technology-driven guarding solutions.

IT Installs, located in Sarasota, Florida provides nationwide installation services for all types of IT and security services equipment. IT Installs specializes in helping retailers and medical offices open new locations and upgrade existing locations.

Reliance Security, a veteran-founded small business, is Nevada’s leader in providing cutting-edge security services and solutions for individuals, businesses and events located in Las Vegas, North Las Vegas, Henderson, Boulder County, Clark County, Pahrump and Reno.

“We are tremendously excited about presenting RAD’s AI-powered solutions to our clients and prospects throughout Nevada,” said Joel Logan, Chief Executive Officer at Reliance Security. “Our clients are eager to embrace new tech that works and saves them money.”

The fifth new dealer will be revealed at a later date.

When it comes to demonstrating RAD solutions to clients and prospects, RAD authorized dealers must obtain a demonstration unit. McCanna added, “Most new dealers acquire a ROSA™ system, it’s RAD’s most popular solutions and demonstrates effortlessly, showcasing RAD’s distinctive ‘security-in-a-box’ simplicity.”

McCanna noted that P4 Security Solutions also ordered a RIO™ 360 in addition to their ROSA demonstration unit.

Steve Reinharz, CEO of AITX and RAD commented, “I get the sense that with every new dealer we add to our distribution channel, the entire industry moves that much closer to accepting that RAD represents the future. Adopting low-cost, hi-performance, AI-powered solutions is the answer.”

With the addition of these new authorized dealers, RAD’s dealer network has expanded to 69, covering the US, Canada, and the European Union.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz